Exhibit 10.12

EMPLOYMENT AGREEMENT
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Between:

1. ANAREN EUROPE B.V. , a private company with limited liability incorporated under the laws of the Netherlands, registered at Almelo (nr.06085670) with its principal office at Almelo, hereinafter: "the Company", hereby duly represented by Mr. Mark Burdick ,

2. RUTGER THEUNISSEN, born at Eindhoven, the Netherlands, residing at Roffart 8, 1083 CJ Amsterdam, The Netherlands, hereinafter: "Mr. Theunissen";

Whereas:

(A) The Company is entitled according to the articles of association of the Company ("the Articles of Association") to enter into this Agreement;

(B) The general meeting of shareholders has appointed Mr. Theunissen as Managing Director in their meeting on the signing date of this Agreement.

It has been agreed as follows:

Article 1 - Function and duration

1.1 With effect from April 22, 2002 Mr. Theunissen will enter into an employment agreement with the Company as Managing Director ("Statutair Directeur") of the Company, under acceptance of the powers and obligations set forth in the Articles of Association.

1.2   The employment agreement is for an indefinite period of time.

1.3 The notice period for termination of the employment shall be two months for Mr. Theunissen and four months for the Company.

1.4 Notice of termination must be given in writing by the end of the current month.

Article 2 - Duties

2.1 Mr. Theunissen shall exercise all such powers and duties as the Articles of Association, the Supervisory Board respectively the general meeting of shareholders of the Company may determine. During the employment agreement Mr. Theunissen undertakes faithfully to serve the Company and to use his utmost endeavours to promote its interests and to devote the whole of his time, attention and abilities during normal business hours to its affairs.


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2.2   During the  employment  agreement Mr.  Theunissen  shall not without prior written consent of the general meeting of shareholders of the Company directly or indirectly in any capacity be engaged or interested in any other business, trade or occupation.

2.3 Mr. Theunissen shall keep proper records of his activities as Managing Director for review by the general meeting of shareholders of the Company.

2.4 Mr. Theunissen shall need prior written approval from the general meeting of shareholders respectively the Supervisory Board for the decisions as mentioned in article 12 of the Articles of Association and per the resolutions by the Supervisory Board.

2.5 Mr. Theunissen shall follow all reasonable instructions from the general meeting of shareholders.

Article 3 - Remuneration

3.1 The base annual salary is 100,000.00 Euro payable in equal monthly instalments by the end of the month.

3.2 The holiday bonus ("vakantiegeld") is 8% payable pro rata in the month May of each year. At Mr. Theunissen's option, 13 "ATV" days may be taken in lieu of the 8% holiday bonus. Mr. Theunissen may in effect "purchase" anywhere from 1 to 13 ATV days per year at 0.6154% per ATV day. This must be determined in advance on an annual basis.

3.3 The base salary is subject to annual increase based on the Company's results and Mr. Theunissen's personal performance, as determined by the general meeting of shareholders at their sole discretion. The first increase will not be before 1 June 2003.

3.4 Mr. Theunissen is eligible for a Management Performance Bonus. This Bonus shall be 20% of the Base Salary, and will consist of 10 % Corporate respectively 10% Company Goals. The Company Goals will be defined annually, for the first time in June 2002. The Performance Bonus shall be specified in a separate Regulation.

3.5 Mr. Theunissen is entitled to one initial Bonus of 30,000.00 Euro, consisting of 15,000.00 Euro paid at commencement of the employment, an additional 15,000.00 Euro is payable if and after one year of employment.

Article 4 - Stock Options

4.1 Mr. Theunissen is entitled to an initial grant of 10,000 options to purchase shares in Anaren Microwave, Inc. with possible additional grants as part of annual performance and salary reviews. Details of this grant will be included in a separate prospectus.


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Article 5 - Holidays

5.1 In addition to the Dutch Public Holidays, Mr. Theunissen is entitled to 25 working days holiday per annum at full salary.

5.2   No "A.T.V."-days will apply to Mr. Theunissen,  unless elected pursuant to
      Article 3.2 above.

Article 6 - Company Car and Mobile Phone

6.1 The Company shall provide Mr. Theunissen at its expense with a leased car with a value not to exceed 35,000.00 Euro or 900 Euro/month lease. Any costs due to a car value above 35,000.00 Euro or 900 Euro/month lease shall be borne by Mr. Theunissen.

6.2 The Company shall provide Mr. Theunissen with a mobile phone, all costs borne by the Company.

Article 7 - Pension, Insurance

7.1 The Company shall contribute 67% of the premium for the old age pension for Mr. Theunissen Euro, 33% of the premium will be contributed by Mr. Theunissen. A maximum contribution amount and further details to be included in a separate pension letter which will subsequently be signed by both parties.

7.2 The Company shall contribute 50% of the premium for the private medical insurance for Mr. Theunissen and his family either as part of the collective insurance plan of the Company or of an individual insurance plan of Mr. Theunissen, the other 50% to be borne by Mr. Theunissen.

Article 8 - Expenses

8.1 Mr. Theunissen shall receive a fixed representation allowance of 150.00 Euro net per month for general out-of-pocket company related expenses, if and in so far as permitted by the Tax Authorities, failing which the allowance shall be reduced accordingly without compensation to Mr. Theunissen.

8.2 In addition to out -of-- pocket business related expenses the Company shall reimburse to Mr. Theunissen all travel, accommodation and related costs incurred by him, as documented by him.

8.3 The Company will bear all of his moving and storage expenses and temporary housing for up to 90 days. The Company will contract directly with the moving service. In addition an amount of 5,445.00 Euro will be provided by the Company to cover any incidental furnishing expenses.


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Article 9 - Duty of Secrecy, non-competition and relation clause

9.1 Mr. Theunissen is obliged, both during the term and after termination of the employment agreement to observe strict secrecy regarding all matters relating to the Company and any of its business and the businesses of Anaren Microwave, Inc. and its affiliated subsidiaries. At any time Mr. Theunissen will refrain from any expression about the Company and its affiliates that can have a negative influence on the image of the Company and its affiliates and he will make an effort to refrain third parties from such expressions.

9.2 Without prior written approval of the Company Mr. Theunissen is prohibited during the period of this employment agreement and for a period of 2 years after the termination of the employment agreement to carry out any business, directly or indirectly, that is competitive with or similar to the businesses the Company, Anaren Microwave, Inc. and its affiliated subsidiaries carries on world wide, or to have a financial interest in or for, to work for or on behalf of such business, whether or not as an employee in such business, either reimbursed or not.

9.3 Without prior written approval of the Company Mr. Theunissen is prohibited for a period of 2 years after the termination of the employment agreement to, in any way, approach candidates of the Company and its affiliates that are registered with the Company and its affiliates during a period of two years preceding the termination of this employment agreement, irrespective of whether these candidates have, directly or indirectly, entered into a contract with a client of the Company and its affiliates.

9.4 Without prior written approval of the Company Mr. Theunissen is prohibited during the period of this employment agreement and for a period of 2 years after the termination of the employment agreement, whether for his/her own account or for the benefit of third parties, or otherwise, to perform activities for clients of the Company, Anaren Microwave, Inc. and its affiliates, as far as these activities can be deemed to be activities similar to the activities the Company and its affiliates performed for these clients. For this purpose, clients of the Company and its affiliates are natural persons and legal entities, including entities affiliated with them or controlled by them, that are or have been clients of the Company and its affiliates at any time during a period of two years preceding the termination of this employment agreement.

9.5 In the event Mr. Theunissen does not comply with any of the stipulations in articles 9.1, 9.2, 9.3 or 9.4, he will forfeit a penalty instantly claimable, without the right of compensation, suspension and discounting, of 50,000.00 Euro, increased with 2,500.00 Euro for each day his non-compliance continues, thereby not affecting the Company's right to claim full compensation, all with costs and interests.


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Article 10 - Inventions

10.1 Mr. Theunissen declares that all ideas and inventions at any time during the employment agreement will be made in favour of the Company and that the Company will be the sole owner of the rights in connection of these inventions.

10.2 The salary of Mr. Theunissen mentioned under article 3 of this agreement includes any possible reimbursement for these inventions so that Mr. Theunissen shall have no claim for a separate reimbursement for this.

Article 11 - Miscellaneous

11.1 Upon termination of the employment agreement for whatever reason Mr. Theunissen shall deliver to the Company forthwith all its belongings, including without limitation, electronic or other records, files, documents, credit cards and other materials or data of the Company without retention of any copy.

11.2 This agreement is construed in accordance with and shall be governed exclusively by Dutch law. All disputes arising in connection with this contract shall be brought before a competent Court in the Netherlands.

11.3  This agreement shall be in the English Language only.

      ___________________________                  _____________________________

      Anaren Europe B.V.                           R. Theunissen
      by: Mark Burdick


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